AMENDMENT NO. 8

TO

THIRD AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of September 10, 2024, amends the Third Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation and AIM Counselor Series Trust (Invesco Counselor Series Trust), a Delaware statutory trust, as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco Capital Appreciation Fund to Invesco Discovery Large Cap Fund in Appendix A in the Agreement, effective December 20, 2024.

NOW, THEREFORE, the parties agree as follows:

1.            Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

	Effective Date of	Advisory/Administrative
Portfolios	Agreement	Services Fee Limit
Invesco American Franchise Fund	February 12, 2010	N/A
Invesco Core Plus Bond Fund	June 2, 2009	N/A
Invesco Discovery Fund	May 24, 2019	N/A
Invesco Discovery Large Cap Fund	May 24, 2019	N/A
Invesco Equally-Weighted S&P 500 Fund	February 12, 2010	N/A
Invesco Equity and Income Fund	February 12, 2010	N/A
Invesco Floating Rate ESG Fund	July 1, 2006	N/A
Invesco Global Real Estate Income Fund	March 12, 2007	N/A
Invesco Growth and Income Fund	February 12, 2010	N/A
Invesco Income Advantage U.S. Fund	July 1, 2006	N/A
Invesco NASDAQ 100 Index Fund	October 9, 2020	N/A
Invesco Senior Floating Rate Fund	May 24, 2019	N/A
Invesco Short Term Municipal Fund	May 24, 2019	N/A
Invesco S&P 500 Index Fund	February 12, 2010	N/A
Invesco Short Duration High Yield Municipal Fund***	September 30, 2015	0.50% of the first $100M
0.45% of the next $150M
0.425% of the next $250M
0.40% of the next $4.5B
0.39% of the next $5B
0.37% of the excess over $10B of average daily net assets
Invesco SMA Municipal Bond Fund	February 13, 2023	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

* The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

*** The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

By:	/s/ Glenn Brightman
Glenn Brightman
Senior Vice President

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

By:	/s/ Melanie Ringold
Melanie Ringold
Chief Legal Officer, Senior Vice President & Secretary